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Exhibit 10.10

EDISON MISSION ENERGY
BV SALE RETENTION PLAN—UK

i

11.9	Notice	9
11.10	Applicable Law	9
11.11	No Sale Obligation	9

ii

EDISON MISSION ENERGY
BV SALE RETENTION PLAN—UK

ARTICLE 1
ESTABLISHMENT, TERM, AND PURPOSE

        1.1    Establishment of the Plan.    Edison Mission Energy hereby establishes a retention plan to be known as the "Edison Mission Energy BV Sale Retention Plan—UK" (the "Plan"). This Plan shall become effective February 19, 2004 (the "Effective Date").

        1.2    Purpose of the Plan.    The purpose of this Plan is to provide key employees of the Employers with an incentive to remain in the employ of their respective Employers through the completion of a sale of MEC International, BV ("BV") and to provide for continuity in the management and operations of the Employers (as such term is defined below) during such time by offering compensation for loss of office in the event that their employment is terminated by their respective Employers for redundancy or otherwise without Cause (as such term is defined below).

ARTICLE 2
DEFINITIONS

        Whenever used in this Plan (and/or the Participation Agreement), the following terms shall have the meanings set forth below (such defined terms are in addition to the defined terms set forth above) unless the context clearly indicates to the contrary:

  (a)
  "Base Salary" means the Participant's base salary of record for benefit purposes paid to a Participant by the Company and/or one or more Employers (whether or not deferred), but excludes (1) incentive, retention, signing or other bonus compensation and (2) pension contributions any other form of compensation or benefit.

  (b)
  "Beneficiary" means the persons or entities designated or deemed designated by a Participant pursuant to Section 11.4.

  (c)
  "Board" means the Board of Directors of the Company.

  (d)
  "BV Sale" means one or more transactions outside of the ordinary course that amount, in the aggregate, to a sale of all or substantially all of the assets or interests of BV, provided that a transaction included in the BV Sale must be specifically approved by the Board in advance of the consummation of the BV Sale. For purposes of this definition, "substantially all" shall mean stock or interests in and assets of BV (including stock and interests in Subsidiaries) (including EcoElectrica) representing or generating at least 90% of BV's 2003 revenue base as set forth in the attached Exhibit A; provided that the Board may, in its discretion, lower the 90% threshold in light of all circumstances existing at the time of the sale and the degree to which the Company has exited the international market; and provided further, that for purposes of this definition, the assets of the BV shall be deemed to include the interest of Mission Energy Wales (U.S.) in the Mission Hydro Ltd. Partnership (UK);

  (e)
  "Cause" means the occurrence of any one or more of the following:

  (1)
  The Participant's conviction for, or pleading guilty to, committing an act of fraud, embezzlement, theft, or other act constituting a criminal offence for which a custodial sentence can be imposed;

  (2)
  A significant adverse change in the Participant's performance of or any material breach or non-observance of his or her duties (which duties shall include, but not be limited to, the Participant's customary duties or express or implied obligations arising from his or her employment as well as any reasonable duties that may be assigned to him or her to help effect the BV Sale), including but not limited to a failure to comply with the Company's policies and instructions regarding the BV Sale and the confidentiality of certain information related thereto and including any refusal to comply with any reasonable and lawful instructions given by the Employer; or

    (2)
    The willful engaging by the Participant in misconduct that: (i) if the event giving rise to the termination of the Participant's employment occurs before the sale of the Participant's Employer or while the Participant is otherwise employed by an Employer, is in violation of the Company's and/or the Participant's Employer's policies and practices applicable to the Participant from time to time; or (ii) if the event giving rise to the termination of the Participant's employment occurs after the sale of the Participant's Employer when the Participant is no longer employed by an Employer, would have resulted in the termination of the Participant's employment by the Company or the Participant's Employer under the Company's and/or the Participant's Employer's policies and practices applicable to the Participant in effect immediately prior to such sale. However, no act or failure to act, on the Participant's part, shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and his or her Employer.

  (f)
  "Code" means the United States Internal Revenue Code of 1986, as amended.

  (g)
  "Committee" means the Board or one or more committees appointed by the Board.

  (h)
  "Company" means Edison Mission Energy, a Delaware corporation, or any successor thereto as provided in Section 9.1.

  (i)
  "Disability" shall mean, for all purposes of this Plan, the Participant's eligibility for benefits under his or her Employer's long-term disability plan applicable to the Participant, as determined by the Employer.

  (j)
  "Employer" means the Company or any Subsidiary or affiliated business of the Company that employs the Participant.

  (k)
  "Participant" means any person who is a participant in this Plan as determined in accordance with Article 3.

  (l)
  "Purchaser" means any person or entity or affiliate thereof that has purchased all or any part of the assets or interests of BV outside the ordinary course in a transaction that is included in the BV Sale.

  (m)
  "Retention Benefit" means the retention benefit set forth in Article 4 of this Plan.

  (n)
  "STI" means the short term incentive program, if any, maintained by the Company or by an Employer in which a Participant participates.

  (o)
  "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3
PARTICIPATION

        3.1    Participation.    The Company's management, in its sole discretion, shall determine those employees of an Employer who will be Participants in the Plan and the benefits to which each Participant may become eligible to receive under the Plan. In order to participate in the Plan, each Participant must promptly sign and return to the Company a participation agreement in the form provided by the Company (a "Participation Agreement"), which shall set forth whether the Participant may become eligible for a Retention Benefit under the Plan and additional details about the Plan.

        3.2    Termination of Employment.    Notwithstanding anything else contained herein to the contrary, a Participant shall not be deemed to have terminated employment if his or her employment by an Employer terminates but he or she continues as an employee of another Employer or his or her employment by an Employer transfers to a Purchaser by operation of law.

        3.3    Re-Employment.    Notwithstanding anything else contained herein to the contrary, a Participant shall have no right to benefits hereunder with respect to a termination of his or her employment if, in connection with such termination, he or she is otherwise entitled to benefits under this Plan but, prior to the payment or delivery (or commencement of payment or delivery, as the case may be) of such benefits, the Participant becomes re-employed by his or her Employer or by another Employer or by any other affiliate of the Company. Notwithstanding anything else contained herein to the contrary, a Participant's right to continuing or additional benefits under this Plan shall automatically terminate (but the Participant shall have no obligation to re-pay benefits previously paid) if the Participant becomes re-employed by his or her Employer or by another Employer or by any other affiliate of the Company. If a Participant is re-employed and his or her employment is subsequently terminated and the Participant again becomes entitled to benefits under the terms of this Plan in connection with such later termination of employment, the amount of payments otherwise payable to the Participant hereunder in connection with such later termination of employment shall be reduced by the amount of any payments paid under this Plan to the Participant in connection with any prior termination of his or her employment.

        3.4    Notice of Termination.    Any termination of a Participant's employment by his or her Employer for Cause shall be communicated by Notice of Termination. For purposes of this Plan, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision or provisions in this Plan relied upon. The Notice of Termination shall be effective on the date specified in Section 11.9 of this Plan.

ARTICLE 4
RETENTION BENEFIT

        4.1    Right to Retention Benefit.    The Company's management, in its sole discretion, shall determine if a Participant shall be eligible to receive a Retention Benefit pursuant to this Article 4. A Participant who has been designated as eligible to receive a Retention Benefit pursuant to this Article 4 shall be entitled to receive from the Company a Retention Benefit if he or she remains employed by his or her Employer until the first to occur of: (1) a termination of the Participant's employment by his or her Employer without Cause (and other than due to the Participant's death or Disability), (2) a sale by the Company of the Participant's Employer, (3) the BV Sale, (4) a public announcement by the Company that the BV Sale has been terminated, or (5) July 1, 2005. If a Participant's employment by his or her Employer terminates prior to July 1, 2005 other than in the circumstances described above for any reason other than by his or her Employer without Cause (and other than due to the Participant's death or Disability), then such Participant shall not be entitled to a Retention Benefit.

        4.2    Retention Benefits.    If a Participant becomes entitled to a Retention Benefit pursuant to Section 4.1, the amount of such benefit shall be set forth in the Participant's Participation Agreement.

        4.3    Timing and Manner of Payment.    Any Retention Benefit shall be paid by the Company to the Participant (or his or her Beneficiary) in the form of a single lump sum cash payment within 60 days after the date such benefit becomes payable pursuant to Section 4.1.

ARTICLE 5
TAXES

        The Company and/or the Participant's Employer, as applicable, has the right to withhold from any amount otherwise payable to a Participant under or pursuant to this Plan the amount of any taxes or other statutory deductions that the Company or such Employer may legally be required to withhold with respect to such payment (including, without limitation, income tax and National Insurance contributions, and any other foreign, state, city, or local taxes). In the event that tax withholding is required with respect to amounts or benefits payable or deliverable by the Company or the Participant's Employer to a Participant and the Company or the Employer cannot satisfy its tax withholding obligations in the manner described in the preceding sentence, the Company or the Employer may require the Participant to pay or provide for the payment of such required tax withholding as a condition to the payment or delivery of such amounts or benefits.

        Each Participant, former Participant and Beneficiary shall be solely responsible for all income and employment taxes arising in connection with participation in this Plan or benefits hereunder.

ARTICLE 6
PAYMENT OBLIGATIONS

        6.1    Liability for Payment.    The Company shall be liable for the payment of benefits under this Plan with respect to each Participant.

        6.2    Payment of Obligations Absolute.    Subject to the Participant's compliance with Section 11.1 and the agreement contemplated thereby and subject to Section 3.4 and Article 5, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else except as provided in Section 3.3 and/or Section 3.4. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Participant or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Section 3.4 or Article 8 and subject to the Participant's compliance with Section 11.1 and the agreement contemplated thereby.

        6.3    Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

        6.4    Other Benefit Plans.    All payments, benefits and amounts provided under this Plan shall be in addition to and not in substitution for any pension rights under the Company's or other Employer's tax-qualified pension plan in which the Participant participates, and any disability, permanent health insurance or other Company or other Employer benefit plan distribution that a Participant is entitled to, under the terms of any such plan, at the time his or her employment by his or her Employer terminates. Notwithstanding the foregoing, this Plan shall not create an inference that any duplicate payments shall be required. Payments received by a person under this Plan shall not be deemed a part of the person's compensation for purposes of determining the person's benefits under any employee welfare, pension or other benefit plan or arrangement, if any, provided by an Employer, except where explicitly provided under the terms of such plan or arrangement.

ARTICLE 7
RESOLUTION OF DISPUTES

        7.1    Claim.    A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company's principal place of business.

        7.2    Claim Decision.    Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for special circumstances.

        If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of this Plan on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (e) the time limits for requesting a review under Section 7.3.

        7.3    Request for Review.    Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. Such request must be addressed to the Committee, at the Company's principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.

        7.4    Review of Decision.    Within 60 days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty days after receipt of the request for review.

ARTICLE 8
RESOLUTION OF DISPUTES—ARBITRATION

        8.1    A Participant or Beneficiary must complete the claims procedure described in Article 7 before submitting any claim or controversy arising out of or in connection with this Plan to arbitration as described below in this Article 8.

        8.2    Except in so far as precluded by s.203 of the Employment Rights Act 1996, any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause.

        8.3    The number of arbitrators shall be one.

        8.4    The seat, or legal place, of arbitration shall be London, England.

        8.5    The language to be used in the arbitral proceedings shall be English.

        8.6    The governing law of the contract shall be the substantive law of the State of California, United States of America.

ARTICLE 9
SUCCESSORS AND ASSIGNMENT

        9.1    Successors to the Company.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company after the BV Sale) to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

        9.2    Assignment by the Participant.    None of the benefits, payments, proceeds or claims of any Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise, under this Plan. Notwithstanding the foregoing, benefits that are in pay status may be subject to a court order of garnishment or wage assignment, or similar order, or a tax levy. This Plan shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant's Beneficiary in accordance with the terms of this Plan.

ARTICLE 10
ADMINISTRATION OF THE PLAN

        10.1    Committee Action.    The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

        10.2    Powers and Duties of the Committee.    The Committee shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:

  (a)
  To determine eligibility for and participation in this Plan;

  (b)
  To construe and interpret the terms and provisions of this Plan;

  (c)
  To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Article 5;

  (d)
  To maintain all records that may be necessary for the administration of this Plan;

  (e)
  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

  (f)
  To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and

  (g)
  To appoint a plan administrator or any other agent (which may include, without limitation, one or more employees of the Company), and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

        10.3    Construction and Interpretation.    The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, including whether, for purposes of the Plan, a termination of a Participant's employment has been with or without Cause, which interpretation or construction shall be final and binding on all parties, including but not limited to each Employer and any Participant or Beneficiary. The Committee shall administer such terms and provisions in full accordance with any and all laws applicable to this Plan.

        10.4    Information.    To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

        10.5    Compensation, Expenses and Indemnity.    The members of the Committee shall serve without additional compensation for their services hereunder beyond that which they are entitled as authorized by the Board. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. The Company shall pay expenses and fees in connection with the administration of this Plan. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and each member thereof, and delegates of the Committee who are employees of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE 11
MISCELLANEOUS

        11.1    Release Agreement.    Notwithstanding anything else contained herein to the contrary, the Company's obligation to pay benefits to a Participant is subject to the condition precedent that the Participant execute a valid and effective Release Agreement in the form attached to the Participant's Participation Agreement (or such other form as the Committee may require) and such executed agreement is received by the Company no later than 60 days after the date the Participant becomes entitled to a Retention Benefit pursuant to Section 4.1 and is not revoked by the Participant or otherwise rendered unenforceable by the Participant.

        11.2    Term of the Plan.    This Plan will commence on the Effective Date and shall continue in effect through the date that benefits are triggered pursuant to Section 4.1.

        11.3    Employment Status.    Except as may be provided under any other written agreement between a Participant and his or her Employer, the employment of the Participant by his or her Employer may be terminated by either the Participant or the Employer at any time, subject to applicable law. Payments made under this Plan shall not give any person the right to any benefits provided to persons retained in an Employer's employ (such as, without limitation, health and dental benefits). Except as may otherwise be required by law or set forth specifically in such plans or as otherwise expressly provided in this Plan, such benefits shall terminate as of the date the Participant's employment by an Employer terminates.

        11.4    Beneficiaries.    Subject to the other provisions of this Section 11.4, the person or persons (including a trustee, personal representative or other fiduciary) last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death shall be the Participant's Beneficiary or Beneficiaries.

        No Beneficiary designation shall become effective until it is filed with the Committee, and no Beneficiary designation of someone other than a Participant's spouse shall be effective unless such designation is consented to by the Participant's spouse on a form provided by and in accordance with procedures established by the Committee or its delegate.

        If there is no Beneficiary designation in effect with respect to a Participant, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.

        Notwithstanding anything else herein to the contrary, in the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead be paid: (a) to that person's living parent(s) to act as custodian; (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

        11.5    Payments on Behalf of Persons Under Incapacity.    In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and all Employers.

        11.6    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

        11.7    Severability.    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

        11.8    Modification.    The Committee or the Board may from time to time amend this Plan in any way it determines to be advisable; provided, however, that no such amendment shall be effective without the consent of each affected Participant (or the Participant's legal representative). No provision of this Plan may be waived unless as to a Participant such waiver is agreed to in writing and signed by the Participant (or the Participant's legal representative) and by an authorized member of the Committee (or the Board) or its designee or legal representative.

        11.9    Notice.    For purposes of this Plan, notices, including Notice of Termination, and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by a recognized international courier (such as Federal Express) postage and mailing fee prepaid and addressed: (a) if to the Participant, to his or her latest address as reflected on the records of the Company or his or her Employer, and (b) if to an Employer, to the attention of the Company's Corporate Secretary at the address of the Company's principal executive offices; or to such other address as either party may furnish to the other in writing for the delivery of notices to that party, with specific reference to this Plan and the importance of the notice, except that a notice of change of address shall be effective only upon receipt by the other party.

        11.10    Applicable Law.    To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Plan. Any statutory reference in this Plan shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

        11.11    No Sale Obligation.    Notwithstanding anything else contained herein or in any Participation Agreement or other agreement related to the Plan to the contrary, the Company and its subsidiaries have no obligation to close, negotiate or otherwise pursue any sale or other disposition of all or substantially all of BV or any component thereof. The existence of the Plan, the Participation Agreements, and the conditional rights of Participants under the Plan shall not limit, affect or restrict in any way the right or power of the Company or any of its subsidiaries to make or authorize (or to refrain from making or authorizing, as the case may be): (a) any adjustment, recapitalization, reorganization or other change in capital structure or business; (b) any merger, amalgamation, consolidation or change in ownership; (c) any dissolution or liquidation; (d) any sale or transfer of assets or business; or (e) any other corporate act or proceeding by the entity.

        IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan as of the date first set forth above.

EDISON MISSION ENERGY

EXHIBIT A

Edison Mission Energy
International Revenue Base

Project	Country	2003 Revenues from Consolidated Subsidiaries	EME Ownership Interest	EME Share of Revenues	2003 Revenues of Unconsolidated Subsidiaries	EME Ownership Interest	EME Share of Revenues	2003 Revenue Base	Percentage of International Revenue Base
Europe
First Hydro	United Kingdom	$367,633,000	100%	$367,633,000	$—		$—	$367,633,000	20%
Derwent	United Kingdom	—		—	106,316,000	33%	35,084,280	35,084,280	2%
ISAB	Italy	—		—	480,685,000	49%	235,535,650	235,535,650	13%
Italian Wind	Italy	—		—	83,234,000	50%	41,617,000	41,617,000	2%
Doga	Turkey	123,956,000	80%	99,164,800			—	99,164,800	5%
Spanish Hydro	Spain	22,739,000	95%	21,706,000			—	21,706,000	1%

		514,328,000		488,503,800	670,235,000		312,236,930	800,740,730	44%

Asia
Paiton	Indonesia	—			485,018,000	40%	194,007,200	194,007,200	11%
PT Momi	Indonesia	17,994,000	100%	17,994,000			—	17,994,000	1%
PT Adro	Indonesia	—		—	—	8%	—	—
CBK	Philippines	1,424,000	100%	1,424,000	65,625,000	50%	32,812,500	34,236,500	2%
TECO	Thailand	—		—	214,119,000	25%	53,529,750	53,529,750	3%

		19,418,000		19,418,000	764,762,000		280,349,450	299,767,450	16%

Australia
Loy Yang B	Australia	178,531,000	100%	178,531,000			—	178,531,000	10%
Valley Power	Australia	16,250,000	80%	13,065,000			—	13,065,000	1%
Kwinana	Australia	38,914,000	70%	27,239,800			—	27,239,800	1%

		233,695,000		218,835,800	—		—	218,835,800	12%

New Zealand
Contact Energy	New Zealand	755,524,000	51%	385,317,240		—	385,317,240	21%

		755,524,000		385,317,240	—		—	385,317,240	21%

Americas
Eco Electrica	Puerto Rico	—		—	234,896,000	50%	117,448,000	117,448,000	6%

		—		—	234,896,000		117,448,000	117,448,000	6%

Non Project

Total		$1,522,965,000		$1,112,074,840	$1,669,893,000		$710,034,380	$1,822,109,220	100%

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EDISON MISSION ENERGY BV SALE RETENTION PLAN—UK
TABLE OF CONTENTS
EDISON MISSION ENERGY BV SALE RETENTION PLAN—UK ARTICLE 1 ESTABLISHMENT, TERM, AND PURPOSE
ARTICLE 2 DEFINITIONS
ARTICLE 3 PARTICIPATION
ARTICLE 4 RETENTION BENEFIT
ARTICLE 5 TAXES
ARTICLE 6 PAYMENT OBLIGATIONS
ARTICLE 7 RESOLUTION OF DISPUTES
ARTICLE 8 RESOLUTION OF DISPUTES—ARBITRATION
ARTICLE 9 SUCCESSORS AND ASSIGNMENT
ARTICLE 10 ADMINISTRATION OF THE PLAN
ARTICLE 11 MISCELLANEOUS
EXHIBIT A